NeuroMetrix Reports Q4 and Full Year 2021 Financial Results

WOBURN, Mass., January 27, 2022 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter and full year ended December 31, 2021. The Company's mission is to reduce the impact of neurological disorders and pain syndromes on individuals and on population health through innovative non-invasive medical devices.

Highlights:

•Q4 revenue of $1.8 million was up slightly from Q4 2020. Full year revenue of $8.3 million increased by 11.9% from the prior year. DPNCheck® sales into Medicare Advantage was the primary contributor to revenue. On a full year basis, it posted revenue growth of 26.0%

•Q4 gross margin on revenue was $1.2 million compared to $1.3 million in Q4 2020. The gross margin rate of 68.3% was down from 73.7% in the prior year quarter. Incremental spending to secure critical electronic parts with limited supply adversely affected the Q4 gross margin rate by six percentage points. For the full year 2021, gross margin of $5.9 million or 71.7% improved from $5.2 million or 71.2% in 2020.

•Operating expenses were $2.2 million versus $1.7 million in Q4 2020. The increase was primarily in R&D spending to support the Company's evolving portfolio of disease-specific prescription indications for its Quell technology, and outside marketing services also related to this program.

•In January the Company’s Quell® technology received Breakthrough Designation from the U.S. Food and Drug Administration (FDA) for treatment of chronic chemotherapy induced peripheral neuropathy (CIPN).

•Also in January, the Company's value-based health care commercial team expanded with the addition of Brandi Damkier as Vice President, Clinical Partnerships. This group is responsible for building the Company's DPNCheck business within Medicare Advantage.

"We accomplished a great deal in 2021 and are now positioned to focus on our growth strategy," said Shai N. Gozani, M.D., Ph.D., Chief Executive Officer of NeuroMetrix. “Our three key initiatives for the current year are to grow the DPNCheck Medicare Advantage business, launch the Quell fibromyalgia indication and to advance additional Quell prescription indications such as for CIPN.”

Financials:

Q4 2021 revenue of $1.8 million exceeded Q4 2020 by $10 thousand. The gross margin rate of 68.3% in Q4 2021 declined from 73.7% in Q4 2020 due to cost increases for electronic parts. Operating expenses of $2.2 million increased from $1.7 million in Q4 2020. The increase was primarily attributable to regulatory and development spending and to personnel-related costs. The Q4 2021 net loss of $1.0 million ($0.15 per share) exceeded by $677 thousand the net loss in Q4 2020 of $326 thousand ($0.09 per share).

For the full year ended December 31, 2021, total revenues of $8.3 million increased from $7.4 million in 2020. Gross margin improved to $5.9 million at a rate of 71.7% versus $5.2 million a rate of 71.2% in the prior year. Operating expenses of $8.2 million versus $7.3 million in the prior year primarily reflect increased R&D and sales & marketing spending to support the Company's emerging growth initiatives. Net loss of $2.3 million ($0.45 per share) in 2021 increased by $189 thousand from a net loss of $2.1 million ($0.69 per share) in 2020.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, January 27, 2022. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 4266103. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 4266103. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for symptomatic relief of lower extremity chronic pain that is available over-the-counter.  For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenues	$1,820,163	$1,809,732	$8,253,493	$7,377,975

Cost of revenues	577,490	475,527	2,331,833	2,128,417

Gross profit	1,242,673	1,334,205	5,921,660	5,249,558

Operating expenses:
Research and development	997,057	544,747	2,596,415	2,391,316
Sales and marketing	514,163	292,417	1,619,711	1,436,806
General and administrative	735,931	823,194	3,990,141	3,516,340

Total operating expenses	2,247,151	1,660,358	8,206,267	7,344,462

Loss from operations	(1,004,478)	(326,153)	(2,284,607)	(2,094,904)

Other income	1,477	386	3,105	2,709

Net loss	$(1,003,001)	$(325,767)	$(2,281,457)	$(2,092,195)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31, 2021	December 31, 2020

Cash and cash equivalents	$22,572,104	$5,226,213
Other current assets	1,615,755	1,863,653
Noncurrent assets	700,333	904,709
Total assets	$24,888,192	$7,994,575

Current liabilities	$1,365,697	$2,285,390
Lease Obligation, net of current portion	306,709	461,410
Stockholders’ equity	23,215,786	5,247,775
Total liabilities and stockholders’ equity	$24,888,192	$7,994,575

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